FOR IMMEDIATE RELEASE
Wednesday, October 30, 2024

Titan International, Inc. Reports Third Quarter Financial Performance

Delivers Results Reflective of Industry Conditions, with strong Free Cash Flow of $42 Million and Adjusted EBITDA of $20 Million

Recent Interest Rate Decreases and Expected Clarity on Trade Policy Should Support Improving Conditions in 2025

WEST CHICAGO, ILLINOIS, October 30, 2024 - Titan International, Inc. (NYSE: TWI) (“Titan” or the “Company”), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported financial results for the third quarter ended September 30, 2024.

Paul Reitz, President and Chief Executive Officer stated, “I have been spending a lot of time with customers in recent months, and it is clear that Titan’s position as a valued partner centers on the innovative nature of the products we have developed and continue to develop. The Low-Side Wall (“LSW”) wheel/tire assemblies continue to capture attention in the marketplace and I recently heard that directly from some very large farmers. They raved about the field performance, reduced soil compaction and highlighted fuel savings, according to their records, that far exceeds the 10 to 15% savings that Titan has stated. All of their major equipment on a 25,000 acre farm is using LSWs. This visit made it clear that we have proven that LSW provides improved economics and field performance for the farmer.”

Mr. Reitz continued, “We are also working on tooling up to add the deep drop wheel to our LSW tires, which will improve field performance even further. The bottom-line is that I see a big opportunity ahead of us to educate more end-users that LSW is not just for combines and the largest tractors - the technology also works better on almost every piece of equipment, including mid-size tractors. That market size is easily another 25,000 new tractors produced annually, so tapping into a fraction of that would move the needle in our sales and EBITDA. There is simply no reason to run duals and we will be increasing our efforts and resources to reach more end-users to create further awareness of the LSW benefits for all sizes of Ag equipment to capture those significant opportunities.

Mr. Reitz added, “Across the entire business we are busy working to drive growth via product development from our flagship LSWs to growth via the Carlstar acquisition – all exemplifying that we are not simply sitting back and going with the flow of the market. We are excited to have recently launched our VPO™ Technology under the Carlstar brand, which offers a versatile solution as an alternative to tweel wheels and can operate machinery at various inflation pressures — even down to zero psi. We will soon be launching the first Titan branded high speed trailer tire. Beyond that we have extensive opportunities via the Carlstar acquisition to bring LSWs into their product mix, allowing us to grow into new geographies and underserved markets. I mentioned last quarter that we see a strong opportunity to gain back military sales that have diminished over the past 10 to 15 years. Our product innovations that perform well in Ag and Construction will also make military equipment perform better. We are expanding our outreach with some influential leaders in the military industry and will continue working to capture those sales.”

Mr. Reitz continued, “Beyond our focus on growth, we are managing costs and focusing on what we can control. Cashflow was a bright spot for the quarter, driven by our steadfast focus on working capital management. We reduced debt, while continuing to buy back shares, and, on the whole, delivered solid results within the context of our end market conditions. We have reduced expenses to align costs with lower production schedules, including an

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approximate 15% reduction in our headcount from the cycle peak in 2022 while still maintaining adequate manufacturing capabilities. The integration of Carlstar continues to move forward very well, and we have pushed hard on cross-selling opportunities and other top line synergies. Most importantly, we are basing our decisions on our ability to serve our customers when demand for equipment improves. When it does, it is critical that we are there to meet our customers’ needs.”

Mr. Reitz concluded, “The large Ag OEMs and dealers have been vocal in recent months about their actions to further reduce inventory levels by the end of 2024. This is an encouraging sign as it suggests no further de-stocking activity of any magnitude entering 2025. Potential interest rate declines represent an additional positive factor, and the trade policy risk tied to the election should also abate as we turn the page to 2025. I remain exceptionally proud of our team at Titan to take actions with conviction to deliver for our customers and believe it is an exciting time for Titan to capitalize on growth opportunities.”

Fourth Quarter 2024 Outlook

David Martin, Chief Financial Officer, added, “In the fourth quarter, we expect to see sales between $375 million and $425 million, and adjusted EBITDA at breakeven to $10 million. We continue to be focused on driving free cash flow and we expect to see it around breakeven, reflecting continued solid working capital management. Our profitability profile has been lifted significantly from where we have seen traditional cyclical lows. That ability to hold on to margins enabled us to drive a strong free cash flow of $42 million in the third quarter. We used that cash to continue reducing our debt, with net debt down to $291 million on September 30th, compared with $326 million as of June 30th, while also continuing our share repurchase program, under which we repurchased 1,050,000 shares of our common stock totaling $8.3 million during the three months ended September 30, 2024. Our financial condition is solid, and it allows for the flexibility to operate more efficiently, invest for the future and wisely allocate capital to deliver returns for the long-term.”

Results of Operations

Net sales for the three months ended September 30, 2024, were $448.0 million, compared to $401.8 million in the comparable period of 2023. This growth was primarily driven by higher volumes in the consumer segment, bolstered by the net sales contribution from the Carlstar acquisition completed on February 29, 2024. The sales increase was partially offset by reduced sales in the agricultural and earthmoving/construction segments, stemming from reduced global end customer demand. Furthermore, the net sales increase was impacted by negative price effects and an unfavorable currency translation impact of 3.3%.

Gross profit for the three months ending September 30, 2024 was $58.8 million, or 13.1% of net sales, compared to $66.1 million, or 16.4% of net sales, for the three months ended September 30, 2023. The changes in gross profit and margin were attributed to negative price/mix, reduced fixed cost leverage, a slight increase in material costs, and inventory revaluation step-up of $0.8 million related to the purchase price allocation for Carlstar. Excluding the inventory revaluation step-up, the adjusted gross margin for the three months ended September 30, 2024 would have been 13.3% of net sales.

Selling, general and administrative expenses (SG&A) for the three months ended September 30, 2024 were $49.5 million, or 11.1% of net sales, compared to $33.6 million, or 8.4% of net sales, for the three months ended September 30, 2023. This change was attributed to the ongoing SG&A associated with Carlstar operations.

Income from operations for the three months ended September 30, 2024 was $2.8 million, compared to income from operations of $27.0 million for the three months ended September 30, 2023. The change was primarily due to lower gross profit and the net result of the items previously discussed.

The Company recorded income tax expense of $12.9 million and $4.7 million for the three months ended September 30, 2024 and 2023, respectively. For the nine months ended September 30, 2024 and 2023, the Company recorded income tax expense of $38.1 million and $28.4 million, respectively. The Company's effective income tax rate was (244.4)% and 19.4% for the three months ended September 30, 2024 and 2023, respectively, and 114.4% and 25.0% for the nine months ended September 30, 2024 and 2023, respectively. For the nine months ended September 30,

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2024 and 2023, the income tax expense differed in each period due to an overall decrease in pre-tax income. For the nine months ended September 30, 2024, the rate was negatively impacted by non-deductible interest expense in the United States, foreign branch income related to the Carlstar acquisition, and one-time impacts associated with transaction costs, which were also not fully deductible for income tax purposes. Additionally the rate was impacted by the results of foreign income tax rate differential on the mix of earnings, non-deductible royalty expenses in certain jurisdictions, and certain foreign inclusion items on the domestic provision. Without these impacts, the income tax rate would have been about 36% of pre-tax income, a slightly elevated rate due to the majority of pre-tax income being derived from foreign jurisdictions. Income taxes paid (net of refunds received) on a year-to-date basis through September 30, 2024, were $16.4 million.

Segment Information

Agricultural Segment

(Amounts in thousands, except percentages)	Three months ended			Nine months ended
	September 30,			September 30,
	2024	2023	% Decrease	2024	2023	% Decrease
Net sales	$175,439	$212,967	(17.6)%	$631,442	$787,973	(19.9)%
Gross profit	16,720	37,026	(54.8)%	89,642	135,012	(33.6)%
Profit margin	9.5%	17.4%	(45.4)%	14.2%	17.1%	(17.0)%
Income from operations	1,910	21,383	(91.1)%	41,692	86,071	(51.6)%

Net sales in the agricultural segment were $175.4 million for the three months ended September 30, 2024, as compared to $213.0 million for the comparable period in 2023. The net sales change was primarily attributed to a significant reduction in global demand for agricultural equipment, particularly in North America and Europe. Additionally, an unfavorable foreign currency translation impact of 4.9% further contributed to the change in net sales, mainly due to the weakening Brazilian real and Argentine peso.

Gross profit in the agricultural segment was $16.7 million for the three months ended September 30, 2024, as compared to $37.0 million in the comparable period in 2023.  The change in gross profit was attributed to the lower sales volume, reduced fixed cost leverage, adverse price/mix effects, and increased material costs. Excluding the impact of the Carlstar purchase price allocation, adjusted gross margins in the Agriculture segment were 9.6% and 14.5% for the three and nine months ended September 30, 2024, respectively.

Earthmoving/Construction Segment

(Amounts in thousands, except percentages)	Three months ended			Nine months ended
	September 30,			September 30,
	2024	2023	% Decrease	2024	2023	% Decrease
Net sales	$136,313	$155,045	(12.1)%	$467,085	$528,652	(11.6)%
Gross profit	11,653	22,257	(47.6)%	55,929	88,583	(36.9)%
Profit margin	8.5%	14.4%	(41.0)%	12.0%	16.8%	(28.6)%
(Loss) income from operations	(1,911)	8,501	(122.5)%	13,970	46,561	(70.0)%

The Company's earthmoving/construction segment net sales were $136.3 million for the three months ended September 30, 2024, as compared to $155.0 million in the comparable period in 2023. The change in net sales was primarily attributed to reduced sales volume due to softer demand in North America and Europe, which was partially offset by positive contributions from the Carlstar acquisition. Additionally, adverse price/mix effects and a 1.1% unfavorable impact from foreign currency translation contributed to the overall change.

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Gross profit in the earthmoving/construction segment was $11.7 million for the three months ended September 30, 2024, as compared to $22.3 million for the three months ended September 30, 2023. The change in gross profit was primarily attributed to lower sales volume in North America and Europe, and reduced fixed cost leverage.

Consumer Segment

(Amounts in thousands, except percentages)	Three months ended			Nine months ended
	September 30,			September 30,
	2024	2023	% Increase	2024	2023	% Increase/(Decrease)
Net sales	$136,233	$33,769	303.4%	$363,837	$114,976	216.4%
Gross profit	30,432	6,790	348.2%	71,046	23,930	196.9%
Profit margin	22.3%	20.1%	10.9%	19.5%	20.8%	(6.3)%
Income from operations	11,282	4,526	149.3%	22,844	17,183	32.9%

Consumer segment net sales were $136.2 million for the three months ended September 30, 2024, as compared to $33.8 million for the three months ended September 30, 2023. This growth was primarily attributed to higher sales volumes following the Carlstar acquisition, although it was partially offset by reduced sales in the Americas due to challenging market conditions and a 3.2% negative impact from foreign currency translation, mainly due to the weakening Brazilian real.

Gross profit from the consumer segment was $30.4 million for the three months ended September 30, 2024, as compared to $6.8 million for the three months ended September 30, 2023. The increase in gross profit and profit margin was largely driven by the benefits derived from the Carlstar acquisition. Excluding the impact of the Carlstar purchase price allocation, adjusted gross margins in the Consumer segment were 22.9% and 22.1% for the three and nine months ended September 30, 2023, respectively.

Non-GAAP Financial Measures

Adjusted EBITDA was $20.5 million for the third quarter of 2024, compared to $40.5 million in the comparable prior year period. The Company utilizes EBITDA and adjusted EBITDA, which are non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of net income to EBITDA and adjusted EBITDA can be found at the end of this release.

Adjusted net income applicable to common shareholders for the third quarter of 2024 was income of $(13.9) million, equal to income of $(0.19) per basic and diluted share, compared to adjusted net income of $18.4 million, equal to income of $0.29 per basic and diluted share, in the third quarter of 2023. The Company utilizes adjusted net income applicable to common shareholders, which is a non-GAAP financial measure, as a means to measure its operating performance. A reconciliation of net income applicable to common shareholders and adjusted net income applicable to common shareholders can be found at the end of this release.

Financial Condition

The Company ended the third quarter of 2024 with total cash and cash equivalents of $227.3 million, compared to $220.3 million at December 31, 2023. Long-term debt at September 30, 2024, was $503.4 million, compared to $409.2 million at December 31, 2023. Short-term debt was $15.0 million at September 30, 2024, compared to $16.9 million at December 31, 2023. Net debt (total debt less cash and cash equivalents) was $291.2 million at September 30, 2024, compared to $205.8 million at December 31, 2023.

Net cash provided by operating activities for the first nine months of 2024 was $132.8 million, compared to net cash provided by operating activities of $140.1 million for the comparable prior year period. Operating cash flows decreased by $7.4 million when comparing the first nine months of 2024 to the comparable period in 2023. This decline was primarily attributed to lower net income, partially offset by the positive impact of focused working

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capital management. Key factors contributing to this management included a $34.2 million increase in accounts payable, a $11.4 million improvement due to collections efforts on accounts receivable, and a $21.7 million improvement in inventory management. Capital expenditures were $52.3 million for the first nine months of 2024, compared to $41.5 million for the comparable prior year period. Capital expenditures during the first nine months of 2024 and 2023 represent scheduled equipment replacement and improvements, along with new tools, dies and molds related to new product development, as the Company seeks to enhance the Company’s manufacturing capabilities and drive productivity gains.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the third quarter financial results on Thursday, October 31, 2024, at 9:00 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed using the following link
https://events.q4inc.com/attendee/566818353 or on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 10 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference, with live audio Q&A, participants should use one of the following dial in numbers:

United States Toll Free: 1 833 470 1428
All other locations: https://www.netroadshow.com/conferencing/global-numbers?confId=56511

Participants Access Code: 971353

About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in West Chicago, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of the COVID-19 pandemic on our operations and financial performance; the effect of a recession on the

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Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; the Company's ability to maintain satisfactory labor relations; unfavorable outcomes of legal proceedings; the Company's ability to comply with current or future regulations applicable to the Company's business and the industry in which it competes or any actions taken or orders issued by regulatory authorities; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; changes in the interest rate environment and their effects on the Company's outstanding indebtedness; unfavorable product liability and warranty claims; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; results of investments; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to our manufacturing facilities, including that any of our material facilities may become inoperable; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason, except as required by law.

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Titan International, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
Amounts in thousands, except per share data

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023

Net sales	$447,985	$401,781	$1,462,364	$1,431,601
Cost of sales	389,180	335,708	1,245,747	1,184,076
Gross profit	58,805	66,073	216,617	247,525
Selling, general and administrative expenses	49,533	33,587	140,536	102,917
Acquisition related expenses	—	—	6,196	—
Research and development expenses	4,199	3,167	12,071	9,399
Royalty expense	2,266	2,344	7,613	7,200
Income from operations	2,807	26,975	50,201	128,009
Interest expense	(9,005)	(7,229)	(27,103)	(22,446)
Interest income	3,064	3,298	8,483	6,261
Foreign exchange (loss) gain	(2,525)	876	(2,338)	(882)
Other income	375	461	4,057	2,409
(Loss) income before income taxes	(5,284)	24,381	33,300	113,351
Provision for income taxes	12,915	4,718	38,103	28,363
Net (loss) income	(18,199)	19,663	(4,803)	84,988
Net income attributable to noncontrolling interests	50	383	2,096	3,663
Net (loss) income attributable to Titan and applicable to common shareholders	$(18,249)	$19,280	$(6,899)	$81,325

(Loss) earnings per common share:
Basic	$(0.25)	$0.31	$(0.10)	$1.29
Diluted	$(0.25)	$0.31	$(0.10)	$1.29
Average common shares and equivalents outstanding:
Basic	72,013	62,598	69,900	62,810
Diluted	72,013	63,095	69,900	63,271

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Titan International, Inc.
Condensed Consolidated Balance Sheets
Amounts in thousands, except share data

	September 30, 2024	December 31, 2023

Assets	(unaudited)
Current assets
Cash and cash equivalents	$227,293	$220,251
Accounts receivable, net of allowance of $4,117 and $5,340	272,837	219,145
Inventories	453,632	365,156
Prepaid and other current assets	71,977	72,229
Total current assets	1,025,739	876,781
Property, plant and equipment, net	440,298	321,694
Operating lease assets	120,330	11,955
Goodwill	35,810	—
Intangible assets, net	13,036	1,431
Deferred income taxes	8,106	38,033
Other long-term assets	43,405	39,351
Total assets	$1,686,724	$1,289,245

Liabilities
Current liabilities
Short-term debt	$15,025	$16,913
Accounts payable	234,302	201,201
Operating leases	13,077	5,021
Other current liabilities	168,897	139,378
Total current liabilities	431,301	362,513
Long-term debt	503,429	409,178
Deferred income taxes	2,524	2,234
Operating leases	109,187	6,153
Other long-term liabilities	42,229	41,752
Total liabilities	1,088,670	821,830
Commitments and Contingencies
Equity
Titan shareholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 78,447,035 issued and 71,184,028 outstanding at September 30, 2024; 66,525,269 issued and 60,715,855 outstanding at December 31, 2023)	—	—
Additional paid-in capital	738,420	569,065
Retained earnings	162,724	169,623
Treasury stock (at cost, 7,263,007 shares at September 30, 2024 and 5,809,414 shares at December 31, 2023)	(64,424)	(52,585)
Accumulated other comprehensive loss	(238,953)	(219,043)
Total Titan shareholders’ equity	597,767	467,060
Noncontrolling interests	287	355
Total equity	598,054	467,415
Total liabilities and equity	$1,686,724	$1,289,245

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Titan International, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
All amounts in thousands

	Nine months ended September 30,
Cash flows from operating activities:	2024	2023
Net (loss) income	$(4,803)	$84,988
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,059	31,598
Deferred income tax provision	21,646	5,868
Income on indirect taxes	—	(3,096)
Loss (gain) on fixed asset and investment sale	625	(409)
Stock-based compensation	3,601	3,700
Issuance of stock under 401(k) plan	1,328	1,329
Proceeds from property insurance settlement	(3,537)	—
Foreign currency loss (gain)	1,375	(2,348)
(Increase) decrease in assets, net of acquisitions:
Accounts receivable	28,886	17,503
Inventories	53,914	32,197
Prepaid and other current assets	10,856	18,386
Other assets	(2,431)	(410)
Increase (decrease) in liabilities, net of acquisitions:
Accounts payable	(28,502)	(62,751)
Other current liabilities	8,317	12,241
Other liabilities	1,417	1,310
Net cash provided by operating activities	132,751	140,106
Cash flows from investing activities:
Capital expenditures	(52,318)	(41,480)
Business acquisition, net of cash acquired	(143,643)	—
Proceeds from sale of investment	1,791	—
Proceeds from property insurance settlement	3,537	—
Proceeds from sale of fixed assets	1,603	1,795
Net cash used for investing activities	(189,030)	(39,685)
Cash flows from financing activities:
Proceeds from borrowings	159,614	6,628
Repayments of debt	(66,601)	(25,017)
Payment of debt issuance costs	(3,115)	—
Repurchase of common stock	(16,106)	(19,064)
Other financing activities	(738)	(2,540)
Net cash provided by (used for) financing activities	73,054	(39,993)
Effect of exchange rate changes on cash	(9,733)	(8,103)
Net increase in cash and cash equivalents	7,042	52,325
Cash and cash equivalents, beginning of period	220,251	159,577
Cash and cash equivalents, end of period	$227,293	$211,902

Supplemental information:
Interest paid	$20,500	$15,971
Income taxes paid, net of refunds received	$16,422	$17,581
Non cash financing activity:
Issuance of common stock in connection with business acquisition	$168,693	$—

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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data and percentages

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted gross profit, adjusted net income attributable to Titan, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt, and net cash provided by operating activities to free cash flow, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted gross profit, adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt and net cash provided by operating activities to free cash flow, as we believe that they assist investors with analyzing our business results. In addition, management reviews these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted gross profit, adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt, and free cash flow should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted gross profit to gross profit, the most directly comparable GAAP financial measure, for the three and nine-month periods ended September 30, 2024 and 2023 (in thousands, except percentages).

	Three months ended				Three months ended
	September 30, 2024				September 30, 2023
	Agricultural	Earthmoving/Construction	Consumer	Total	Total
Gross profit, as reported	$16,720	$11,653	$30,432	$58,805	$66,073
Gross Margin	9.5%	8.5%	22.3%	13.1%	16.4%
Adjustments:
Carlstar inventory fair value step-up	38	26	736	800	—
Gross profit, as adjusted	$16,758	$11,679	$31,168	$59,605	$66,073
Adjusted Gross Margin	9.6%	8.6%	22.9%	13.3%	16.4%

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	Nine months ended				Nine months ended
	September 30, 2024				September 30, 2023
	Agricultural	Earthmoving/Construction	Consumer	Total	Total
Gross profit, as reported	$89,642	$55,929	$71,046	$216,617	$247,525
Gross Margin	14.2%	12.0%	19.5%	14.8%	17.3%
Adjustments:
Carlstar inventory fair value step-up	1,809	318	9,373	11,500	—
Gross profit, as adjusted	$91,451	$56,247	$80,419	$228,117	$247,525
Adjusted Gross Margin	14.5%	12.0%	22.1%	15.6%	17.3%

The table below provides a reconciliation of adjusted net income attributable to Titan to net income applicable to common shareholders, the most directly comparable GAAP financial measure, for the three and nine-month periods ended September 30, 2024 and 2023 (in thousands, except earnings per share).

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023

Net (loss) income attributable to Titan and applicable to common shareholders	$(18,249)	$19,280	$(6,899)	$81,325
Adjustments:
Foreign exchange loss (gain)	2,525	(876)	2,338	882
Carlstar transaction costs	—	—	6,196	—
Carlstar inventory fair value step-up	800	—	11,500	—
Loss on sale of investment	1,032	—	1,032	—
Gain on property insurance settlement	—	—	(1,913)	—
Income on Brazilian indirect tax credits, net	—	—	—	(3,096)
Adjusted net (loss) income attributable to Titan and applicable to common shareholders	$(13,892)	$18,404	$12,254	$79,111

Adjusted (loss) earnings per common share:
Basic	$(0.19)	$0.29	$0.18	$1.26
Diluted	$(0.19)	$0.29	$0.17	$1.25

Average common shares and equivalents outstanding:
Basic	72,013	62,598	69,900	62,810
Diluted	72,404	63,095	70,358	63,271

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The table below provides a reconciliation of net income to EBITDA and adjusted EBITDA, which are non-GAAP financial measures, for the three and nine-month periods ended September 30, 2024 and 2023 (in thousands).

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023

Net (loss) income	$(18,199)	$19,663	$(4,803)	$84,988
Adjustments:
Provision for income taxes	12,915	4,718	38,103	28,363
Interest expense, excluding financing fees amortization	8,786	7,009	26,446	21,789
Depreciation and amortization	12,636	10,033	40,059	31,598
EBITDA	$16,138	$41,423	$99,805	$166,738
Adjustments:
Foreign exchange loss (gain)	2,525	(876)	2,338	882
Carlstar transaction costs	—	—	6,196	—
Carlstar inventory fair value step-up	800	—	11,500	—
Loss on sale of investment	1,032	—	1,032	—
Gain on property insurance settlement	—	—	(1,913)	—
Income on Brazilian indirect tax credits	—	—	—	(475)
Adjusted EBITDA	$20,495	$40,547	$118,958	$167,145

The table below sets forth, for the three and nine-month periods ended September 30, 2024, the impact to net sales of currency translation (constant currency) by geography (in thousands, except percentages):

	Three months ended September 30,			Change due to currency translation		Three months ended September 30,
	2024	2023	% Change from 2023	$	%	Constant Currency
United States	$250,567	$173,300	44.6%	$—	—%	$250,567
Europe / CIS	97,053	119,749	(19.0)%	2,121	1.8%	94,932
Latin America	76,023	89,258	(14.8)%	(14,014)	(15.7)%	90,037
Other International	24,342	19,474	25.0%	(1,437)	(7.4)%	25,779
	$447,985	$401,781	11.5%	$(13,330)	(3.3)%	$461,315

	Nine months ended September 30,			Change due to currency translation		Nine months ended September 30,
	2024	2023	% Change from 2023	$	%	Constant Currency
United States	$813,767	$654,324	24.4%	$—	—%	$813,767
Europe / CIS	352,731	424,412	(16.9)%	(5,219)	(1.2)%	357,950
Latin America	225,529	283,132	(20.3)%	(26,202)	(9.3)%	251,731
Other International	70,337	69,733	0.9%	(12,550)	(18.0)%	82,887
	$1,462,364	$1,431,601	2.1%	$(43,971)	(3.1)%	$1,506,335

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The table below provides a reconciliation of net debt, which is a non-GAAP financial measure (in thousands):

	September 30, 2024	December 31, 2023	September 30, 2023

Long-term debt	$503,429	$409,178	$409,747
Short-term debt	15,025	16,913	17,556
Total debt	$518,454	$426,091	$427,303
Cash and cash equivalents	227,293	220,251	211,902
Net debt	$291,161	$205,840	$215,401

The table below provides a reconciliation of net cash provided by operating activities to free cash flow, which is a non-GAAP financial measure (in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023

Net cash provided by operating activities	$59,905	$51,216	$132,751	$140,106
Capital expenditures	(18,119)	(13,913)	(52,318)	(41,480)
Free cash flow	$41,786	$37,303	$80,433	$98,626

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